                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Tyson Foods, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                               Tyson Foods, Inc.
                            2210 West Oaklawn Drive
                        Springdale, Arkansas 72762-6999

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               January 14, 2000

To the Shareholders of Tyson Foods, Inc.:

  Notice is hereby given that the Annual Meeting of Shareholders of Tyson Foods, Inc., a Delaware corporation (the "Company"), will be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 14, 2000, at 10:00 a.m., local time, for the following purposes:

  1. To elect thirteen members to the Board of Directors.

  2. To consider and act upon a shareholder proposal recommending that the Board of Directors take all steps necessary to recapitalize the Company's equity structure to result in one share, one vote for all outstanding stock of the Company.

  3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  Only shareholders of record at the close of business on November 30, 1999, will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. A list of shareholders entitled to attend or vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at One East Center Street, Suite 204, Fayetteville, AR 72701.

  To make it easier for you to vote, this year we are introducing Internet and telephone voting. The instructions attached to your proxy card describe how to use these convenient new services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

  The Company's Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended October 2, 1999, is being mailed to shareholders together with this Notice and Proxy Statement.

                                          By Order of the Board of Directors

                                          R. Read Hudson
                                          Secretary

Springdale, Arkansas
December 15, 1999

                            YOUR VOTE IS IMPORTANT

  WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                               Tyson Foods, Inc.
                            2210 West Oaklawn Drive
                        Springdale, Arkansas 72762-6999

                                PROXY STATEMENT
                                      For
                        ANNUAL MEETING OF SHAREHOLDERS
                              On January 14, 2000

                     SOLICITATION AND REVOCATION OF PROXY

  The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Tyson Foods, Inc., a Delaware corporation (the "Company"). It is for use only at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 14, 2000, at 10:00 a.m., local time, and any adjournments or postponements thereof.

  Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

  This proxy material is first being mailed to shareholders on or about December 15, 1999.

                      OUTSTANDING STOCK AND VOTING RIGHTS

  As of October 2, 1999, the outstanding shares of the Company's capital stock consisted of 125,933,717 shares of Class A Common Stock, $.10 par value ("Class A Common Stock"), and 102,645,423 shares of Class B Common Stock, $.10 par value ("Class B Common Stock"). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding on November 30, 1999, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

  The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by listing the name(s) of such nominee(s) in the space provided. If you checked the box marked "WITHHOLD" your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes. Broker "non-votes" are not relevant to the determination of quorum or whether the proposal to elect directors has been approved.

  The enclosed form of proxy also provides a method for shareholders to abstain from voting with respect to the proposal to approve the recommendation that the Board of Directors recapitalize the Company's equity structure (the "Shareholder Proposal"). By abstaining, shares would not be voted either for or against the Shareholder Proposal, but would be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board of Directors encourages all shareholders to vote their shares in their best judgement and to participate in the voting process to the fullest extent possible. Broker "non-votes" with respect to the Shareholder Proposal will be treated in the same manner as abstentions for voting and quorum purposes.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information as of October 2, 1999 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

                                                               Number of Shares  Percent of
 Name and Address of Beneficial Owner       Title of Class    Beneficially Owned   Class
 ------------------------------------       --------------    ------------------ ----------
Don Tyson and Tyson Limited Partnership  Class B Common Stock    102,598,560(1)     99.9
 2210 West Oaklawn Drive
 Springdale, AR 72762-6999

Sanford C. Bernstein & Co.               Class A Common Stock     10,157,159(2)      8.1
 1 North Lexington Ave.
 White Plains, NY 10601

Brinson Partners, Inc.                   Class A Common Stock      7,709,090(3)      6.1
 209 South LaSalle
 Chicago, IL 60604-1295

--------
(1) Includes 750,000 shares of Class B Common Stock owned of record by Don Tyson, Senior Chairman of the Board of the Company, and 101,848,560 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (the "Partnership"). Don Tyson has a
    54.3123 combined percentage interest as a general and limited partner in the Partnership and the Estate of Randal Tyson has a 45.062 percentage interest as a limited partner in the Partnership. Barbara A. Tyson, the widow of Randal Tyson and a Director of the Company, has limited dispositive power with respect to, and is the principal income beneficiary of, the Estate of Randal Tyson. Don Tyson's adult children, including John
    H. Tyson, Chairman of the Board of the Company, are contingent beneficiaries of such estate. The managing general partner of the Partnership is Don Tyson. The other general partners are Leland E. Tollett, a Director of the Company; Barbara Tyson; John H. Tyson; James B. Blair, General Counsel to the Company; and Harry C. Erwin, III. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Partnership necessary to manage, conduct, control and operate the Partnership's business, including the right to vote all shares or other securities held by the Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Partnership. The Partnership terminates December 31, 2040. Additionally, the Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, and (iii) the sale of all or substantially all of the Partnership's assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause a dissolution of the Partnership. Upon dissolution of the Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Partnership assets. In addition to the above-listed shares of Class B Common Stock, the Partnership also is the record owner of 200,000 shares of Class A Common Stock of the Company.
(2) Based solely on information obtained from a Form 13F filed by Sanford C. Bernstein & Co. ("Bernstein") with the Securities and Exchange Commission on or about October 13, 1999. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Bernstein's Form 13F.
(3) Based solely on information obtained from a Form 13F filed by Brinson Partners, Inc. ("Brinson") with the Securities and Exchange Commission on or about November 12, 1999. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Brinson's Form 13F.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information with respect to the beneficial ownership of the Company's two classes of Common Stock, as of October 2, 1999, by its directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

                                      Shares of Class A  Percent of  Shares of Class B  Percent of
                                        Common Stock    Outstanding    Common Stock    Outstanding  Aggregate
                                         Beneficially     Class A       Beneficially     Class B      Voting
      Name of Beneficial Owner             Owned(1)     Common Stock      Owned(1)     Common Stock Percentage
      ------------------------        ----------------- ------------ ----------------- ------------ ----------
Don Tyson(2)(3).....................        344,293           *         102,598,560        99.9        89.1
Leland E. Tollett(4)................      3,114,034         2.5                                           *
Joe F. Starr(5).....................      1,975,033         1.6                                           *
Neely E. Cassady....................      1,234,162           *                                           *
Gerald M. Johnston..................        724,282           *                                           *
Donald E. Wray......................        744,459           *                                           *
John H. Tyson(4)(5).................        550,756           *                                           *
Wayne Britt.........................        266,748           *                                           *
Barbara A. Tyson(4).................        158,728           *                                           *
Greg W. Lee.........................        138,333           *                                           *
Jim Kever...........................              0           *                                           *
Fred S. Vorsanger...................         32,000           *                                           *
Shelby D. Massey....................         25,778           *                                           *
Lloyd V. Hackley....................         10,899           *                                           *
All Directors and Executive
  Officers as a Group (28 persons)..      9,597,141         7.6         102,598,560(3)     99.9        89.9

--------
 * Indicates ownership or aggregate voting percentage of less than 1%.
(1) Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person's accounts under the Company's Employee Stock Purchase Plan and Retirement Savings Plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to presently exercisable options held by certain named individuals.
(2) Includes 200,000 shares of Class A Common Stock owned of record by the Tyson Limited Partnership.
(3) Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership as described in Footnote 1 to the Principal Shareholders table.
(4) Does not include any shares of Class A Common Stock and Class B Common Stock owned of record by the Tyson Limited Partnership of which Leland E. Tollett, Barbara Tyson and John H. Tyson have a general partnership interest. See Footnote 1 to the Principal Shareholders table.
(5) Does not include 535,900 shares of Class A Common Stock held by the Tyson Foundation, a nonprofit charitable organization. Joe F. Starr and John H. Tyson are a trustees of the Foundation and disclaim beneficial ownership of all such shares.

                             ELECTION OF DIRECTORS

  The Board for the ensuing year is currently set at thirteen members and may be fixed from time to time by or in the manner provided in the Company's Amended and Restated Bylaws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of thirteen nominees has been chosen by the Board, and the Board recommends that each be elected.

    Don Tyson, 69, Senior Chairman of the Board, served as Chairman of the Board until April 1995 when he was named Senior Chairman. Mr. Tyson served as Chief Executive Officer until March 1991 and has been a member of the Board since 1952.

    John H. Tyson, 46, is Chairman of the Board and has held his current title since October 1, 1998. He previously served as Vice Chairman since 1997 and President of the Beef and Pork Division since 1993. He also has served as Director of Governmental, Media and Public Relations, as Vice President and Director of Engineering/Environmental/Capital Spending, as Vice President of Marketing/Corporate Accounts and as Special Projects Manager. Mr. Tyson has been a member of the Board since 1984.

    Joe F. Starr, 66, a private investor, served as a Vice President of the Company until 1996. Mr. Starr has been a member of the Board since 1969.

    Neely E. Cassady, 71, is Chairman of the Board and President of Cassady Investments, Inc. and served as a Senator in the Arkansas General Assembly from 1983 to 1996. Mr. Cassady has been a member of the Board since 1974.

    Fred Vorsanger, 71, is a private business consultant, manager of Bud Walton Arena and Vice President Emeritus of Finance and Administration at the University of Arkansas. He is a director of McIlroy Bank & Trust of Fayetteville, Arkansas. Mr. Vorsanger was a city director and mayor of Fayetteville and was a vice president at the University of Arkansas from 1968 until 1988. Mr. Vorsanger has been a member of the Board since 1977.

    Leland E. Tollett, 62, retired as Chairman and Chief Executive Officer October 1, 1998. He had served as Chairman of the Board since April 1995, as Vice Chairman, President and Chief Executive Officer since March 1991 and as President and Chief Operating Officer from 1983 until 1991. Mr. Tollett has been a member of the Board since 1984.

    Shelby Massey, 66, is a farmer and a private investor. He served as Senior Vice Chairman of the Board from 1985 to 1988 and has been a member of the Board since 1985.

    Barbara A. Tyson, 50, is a Vice President of the Company. Ms. Tyson has served in related capacities since 1988 and was previously a Regional Sales Manager in the Foodservice Division. Ms. Tyson has been a member of the Board since 1988.

    Lloyd V. Hackley, 59, is President and Chief Executive Officer of Lloyd
  V. Hackley and Associates, Inc. He is a director of Branch Banking and Trust Corporation headquartered in Winston-Salem, North Carolina. He was president of the North Carolina Community College System from 1995 to 1997 and was Chancellor and Tenured Professor of Political Science at Fayetteville State University, Fayetteville, North Carolina, from 1988 to 1995. Mr. Hackley has been a member of the Board since 1992.

    Donald E. Wray, 62, is President of the Company and has held his current title since September 1999 after serving as President and Chief Operating Officer since April 1995, as Chief Operating Officer since 1991 and as Senior Vice President of the Sales and Marketing Division since 1985. Mr. Wray has been a member of the Board since 1994.

    Gerald M. Johnston, 57, a private investor, was Executive Vice President of Finance for the Company from 1981 to 1996 when he stepped down and became a consultant to the Company. He is a director of Fairfield Communities, Inc. Mr. Johnston has been a member of the Board since 1996.

    Wayne Britt, 50, is Chief Executive Officer of the Company and has held his current title since October 1, 1998. Mr. Britt previously served as Executive Vice President and Chief Financial Officer from 1996 to 1998; Senior Vice President, International Division from 1994 to 1996; Vice President, Wholesale Club Sales and Marketing from 1992 to 1994; and as Secretary-Treasurer; Controller; Cost and Budget Manager; and Complex Controller prior to 1992. Mr. Britt has been a member of the Board since 1998.

    Jim Kever, 47, has served as a director of Quintiles Transnational ("Quintiles") since May 6, 1999 and has served as Chief Executive Officer of Envoy Corporation ("Envoy"), a subsidiary of Quintiles, since Envoy was acquired by Quintiles in March 1999. Mr. Kever served as President and Co-Chief Executive Officer of Envoy from August 1995 until March 1999 and as a director from Envoy's incorporation in August 1994 until March 1999. Mr. Kever also is a director of Transaction System Architects, Inc., a supplier of electronic payment software products and network integration solutions, and 3D Systems Corporation, a manufacturer of technologically advanced solid imaging systems and prototype models. Mr. Kever has been a member of the Board since May 1999.

  Each of the foregoing nominees is currently serving as a director of the Company and, with the exception of Mr. Kever, was elected at the last Annual Meeting of Shareholders. Mr. Kever was elected by the Board in May 1999. John
H. Tyson is the son of Don Tyson. Barbara A. Tyson is the widow of Randal Tyson, who was the brother of Don Tyson and uncle of John H. Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company's common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. None of the companies or organizations listed above is a parent, subsidiary or affiliate of the Company.

  On August 22, 1996, Don Tyson entered into a Stipulation and Consent with the Securities and Exchange Commission ("SEC") pursuant to which Mr. Tyson, without admitting or denying any wrongdoing, consented and agreed to the entry of a Final Judgment permanently enjoining him from violating Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and requiring the payment of a civil money penalty of $46,125. The Stipulation and Consent was entered as a Final Judgment on October 8, 1996, by the United States District Court for the Western District of Arkansas. The Stipulation and Consent arose as a result of the SEC's investigation of certain purchases and sales of common stock of Arctic Alaska Fisheries Corporation by Fred Cameron, an acquaintance of Mr. Tyson, in June 1992.

  Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing thirteen nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

  The Board does not have a standing nominating committee. The Board nominates persons to be nominees for director and will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year. The Board has a compensation committee (the "Compensation Committee") whose primary function is to oversee the administration of the Company's employee benefit plans and establish the Company's compensation policies. See "Report of Compensation Committee" contained herein. The Compensation Committee, comprised of Fred S. Vorsanger, Shelby D. Massey and Neely E. Cassady, held four meetings during fiscal 1999. The Compensation Committee has established a special subcommittee (the "Compensation Subcommittee") thereof comprised of Fred S. Vorsanger and Neely E. Cassady for the purpose of administering the Company's performance-based compensation plans. The Compensation Subcommittee held three meetings during fiscal 1999.

  The Board has an audit committee (the "Audit Committee") to assist it in fulfilling its fiduciary responsibilities for the financial reporting of the Company. Members of the Audit Committee during fiscal 1999 were Fred
S. Vorsanger, Neely E. Cassady and Lloyd V. Hackley. The Audit Committee held four meetings during fiscal 1999. Subsequent to its last meeting Jim Kever was elected to the Audit Committee.

  The Board has a special committee (the "Special Committee") for the purpose of overseeing and reviewing related party and other special transactions between the Company and its directors, executive officers or their affiliates. The Special Committee is comprised of Fred S. Vorsanger, Lloyd V. Hackley, Shelby D. Massey and Neely E. Cassady. The Special Committee held one meeting during fiscal 1999.

  The Board held four regularly scheduled meetings, one special meeting and one special telephonic meeting in fiscal 1999. All current directors attended at least 75% of the meetings held during fiscal year 1999 with the exception of Jim Kever who was elected in May 1999.

                             SHAREHOLDER PROPOSAL

  The following Shareholder Proposal was submitted by the California Public Employee's Retirement System ("CalPERS"), Lincoln Plaza, 400 P Street, Sacramento, California 95814 (who has notified the Company that it was the beneficial owner of 2,269,570 shares of the Company's Class A Common Stock as of August 4, 1999) for consideration by the shareholders of the Company:

  "Resolved, that the shareholders recommend that the board of Tyson Foods (the Company) take all steps necessary to recapitalize the Company's equity structure to result in one share, one vote for all outstanding stock of the Company."

                             SUPPORTING STATEMENT

  "In the American public financial marketplace, companies seek out capital from investors to grow their companies. The company's owners trade a stake in the company for capital. For their money, shareholders get a slice of the potential profits the company might create but also a slice of the power to make decisions about the company. In our view, if someone wants to control a company, they should buy 51 percent of the company's stock. That's the way the system works. According to the Investor Responsibility Research Center, approximately ninety percent of the nation's 1800 largest companies have just one class of shares with each share having one vote."

  "A few companies, including Tyson Foods, use dual class stock. They take the shareholders' money but do not let shareholders have a voice in the company's management that is proportional to the money invested. Why do we care and why should you? Because without a voice, shareholders cannot hold management accountable."

  "We are disturbed by what appears to us to be increasing attempts by companies to implement dual class structures that, in our view, disenfranchise shareholders. Recent high profile examples include Marriott last year and now Charter Communications. Both companies wanted to raise equity from the public without giving up any control to the prospective shareholders."

  "Send a message to Tyson and other companies thinking about using dual class stock--no thanks! Support one share, one vote and you support the idea that everybody gets out of the company in proportion to what they put in. Please VOTE FOR THIS PROPOSAL."

  The foregoing is the verbatim submission of CalPERS. All statements therein are the sole responsibility of CalPERS, and neither the management of the Company nor the Board of Directors have verified their accuracy.

                         BOARD OF DIRECTORS' STATEMENT
                     IN OPPOSITION TO SHAREHOLDER PROPOSAL

REASONS FOR THE RETENTION OF THE DUAL CLASS CAPITAL STRUCTURE

  The Board believes that retaining two classes of common stock with different voting rights is in the best interest of the Company and its shareholders. The Board believes that the current dual class capitalization: (a) promotes stability and continuity in the leadership and management of the Company, which allows the Company to focus on long-term objectives, (b) provides the Company with greater flexibility in financing its growth, (c) enhances the Company's ability to attract, retain and motivate highly qualified key employees and (d) preserves certain favorable tax treatment resulting from the Company's classification as a family-owned farming business. The Board's reasons for its position are described in more detail below.

Continuity and Stability

  The Board believes that the Company's history of growth and financial strength is due in large part to the ability of its leadership to focus on long-term growth. The need for this stability is heightened in the Company's industry due to the negative impact that temporary market conditions can have on short-term performance. In the face of difficult challenges, management of single class companies can become singularly focused on maximizing short-term value and performance at the expense of long-range planning in an effort to justify its business plans. The Tyson family has always been committed to the long-term viability of the Company. As such, the Board believes that the dual class capital structure reduces the risk of disruption in the continuity of the Company's current operational policies and long-range strategy by allowing management to pursue strategies that they believe will enhance the long-term profitability of the Company.

Financing Flexibility

  The dual class capital structure provides the Company with greater flexibility to pursue a long-term emphasis on shareholder value through growth and financial strength.

  The Board believes that the Company's ability to issue Class A Common Stock, for which there is already a sizeable and liquid market, better positions the Company to finance growth opportunities without significantly diluting the voting interest of the Tyson family. The Board believes that a founding family controlled company with a single class of stock may run the risk of foregoing stock issuances (thereby foregoing strategic transactions that potentially could be of great benefit to shareholders) simply out of concerns over dilution of control. The Company, however, has historically issued its Class A Common Stock for a variety of corporate purposes that have enhanced the value and financial strength of the Company. Such transactions include the financing of significant mergers and acquisitions and the raising of needed capital to fund growth. The Company's ability to issue Class A Common Stock mitigates any reluctance the Tyson family and senior management might otherwise have to support the issuances of significant additional common stock of the Company because of the voting dilution of such issuances. In fact, because the issue of control is removed from the mix of considerations, the decision by the Company to issue stock in acquisitions or capital raising transactions are based solely on the perceived economic benefits of the transaction to the Company and its shareholders.

Retention of Key Employees

  The Board believes that the dual class capital structure enhances the Company's ability to attract and retain highly qualified key employees. The Company's ability to issue Class A Common Stock increases its flexibility in structuring compensation plans so that management and key employees can participate in the growth of the Company without materially diluting the voting power of the Class B Common shareholders.

Adverse Tax Consequences

  The Omnibus Budget Reconciliation Act of 1987 required family-owned farming businesses, like the Company, to begin using the accrual method of accounting for tax purposes. Internal Revenue Code Section 447(i) provides that if any family corporation is required to change its method of accounting for any taxable year, such corporation shall establish a suspense account in lieu of recognizing a current tax liability. The suspense account represents the initial catch-up adjustment to change from the cash to accrual method of accounting. As a result of the creation of the suspense account, the Company had an estimated deferred tax liability of $127.6 million as of October 2, 1999, which is being paid ratably by the Company (commencing in fiscal 1998) over a period of 20 years. In the event the Company's dual class structure were discontinued, the Company would no longer qualify as a family corporation for purposes of Section 447 and the entire amount of the $127.6 million deferred tax liability would be due and payable for the current tax year.

Board Recommendation

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

                                 VOTE REQUIRED

  Approval of the Shareholder Proposal requires the affirmative vote of a majority of the votes cast at the meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table shows all the cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Senior Chairman, the Chairman, the Chief Executive Officer and the two next highest paid executive officers of the Company for such period in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                          Annual Compensation                 Compensation Awards
                         ----------------------               --------------------
        Name and                                                       All Other
       Principal                                Other Annual          Compensation
        Position         Year  Salary   Bonus   Compensation  Options   (3,4,5)
       ---------         ---- -------- -------- ------------  ------- ------------
Don Tyson,               1999 $600,000 $310,000   $350,266(1)     -0-   $143,400
 Senior Chairman of the  1998  600,000 $ 86,656    437,444(1)     -0-    170,875
 Board                   1997  700,000      -0-    721,671(1)     -0-    163,520

John H. Tyson,           1999 $650,000 $375,000   $124,587(2) 150,000   $102,786
 Chairman of the Board   1998  250,832  170,000     75,389(2)     -0-     83,139
                         1997  223,595   55,000    160,164(2)  37,500     74,796

Wayne Britt,             1999 $550,000 $350,000        N/A    125,000   $ 53,200
 Chief Executive Officer 1998  331,090  200,000        N/A        -0-     36,687
                         1997  309,793   81,250        N/A     60,000     24,145

Donald E. Wray,          1999 $455,000 $200,000        N/A        -0-   $ 51,377
 President               1998  439,285  200,000        N/A        -0-     41,934
                         1997  419,018      -0-        N/A    150,000     34,855

Greg W. Lee,             1999 $379,167 $150,000        N/A     80,000   $ 37,063
 Chief Operating Officer 1998  331,089  120,000        N/A        -0-     34,847
                         1997  309,793   81,250        N/A     52,500     25,763

--------
(1) In 1999, "Other Annual Compensation" for Mr. Don Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $193,082 and $134,453, respectively. In 1998, "Other Annual Compensation" for Mr. Don Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $235,800 and $164,200, respectively. In 1997, "Other Annual Compensation" for Mr. Don Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $414,817 and $288,859, respectively.
(2) In 1999, "Other Annual Compensation" for Mr. John H. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $58,701 and $54,294, respectively. In 1998, "Other Annual Compensation" for Mr. John H. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $33,453 and $30,942, respectively. In 1997, "Other Annual Compensation" for Mr. John H. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $76,970 and $71,192, respectively.
(3) In 1999, "All Other Compensation" includes the following for Messrs. Don Tyson, John H. Tyson, Britt, Wray and Lee: (i) Company matching contributions to the Employee Stock Purchase Plan of $30,000; $32,500; $27,500; $22,750 and $18,958 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $8,400; $7,825; $19,300; $22,227 and $11,705 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $-0-; $6,400; $6,400; $6,400 and $6,400 on behalf of each named executive, respectively, to match a portion of 1999 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes the following for Mr. Don Tyson and Mr. John H. Tyson, $105,000 and $56,061 respectively, which represents the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Don Tyson and Mr. John H. Tyson for which the Company will be reimbursed for premiums paid.
(4) In 1998, "All Other Compensation" includes the following for Messrs. Don Tyson, John H. Tyson, Britt, Wray and Lee: (i) Company matching contributions to the Employee Stock Purchase Plan of $30,000; $12,542; $17,554; $21,964 and $16,554 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $29,475; $8,136; $12,733; $13,570 and $11,893 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $6,400; $6,400; $6,400; $6,400 and $6,400 on behalf of each named executive, respectively, to match a portion of 1998 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes the following for Mr. Don Tyson and Mr. John H. Tyson, $105,000 and $56,061 respectively, which represents the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Don Tyson and Mr. John H. Tyson for which the Company will be reimbursed for premiums paid.
(5) In 1997, "All Other Compensation" includes the following for Messrs. Don Tyson, John H. Tyson, Britt, Wray and Lee: (i) Company matching contributions to the Employee Stock Purchase Plan of $35,000; $11,180; $14,539; $20,951 and $15,490 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $17,120; $1,155; $3,205; $7,504 and $3,873 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $6,400; $6,400; $6,400; $6,400 and $6,400 on behalf of each named executive, respectively, to match a portion of 1997 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes the following for Mr. Don Tyson and Mr. John H. Tyson, $105,000 and $56,061 respectively, which represents the value benefit of premium payments under split dollar life insurance policies on Mr. Don Tyson and Mr. John H. Tyson for which the Company will be reimbursed for premiums paid.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following tables show all individual grants of stock options to the named executives during the fiscal year ended October 2, 1999.

                           Individual Grants
                         ----------------------
                                                                    Potential Realizable
                                                                      Value at Assumed
                                                                    Annual Rates of Stock
                                                                            Price
                                                                       Appreciation for
                                                                       Option Term (2)
                                                                    ---------------------
                                     % of Total
                         Number of    Options
                         Securities  Granted to Exercise
                         Underlying  Employees  or Base
                          Options    In Fiscal   Price   Expiration
 Name                    Granted (1)    Year     ($/SH)     Date       5%         10%
 ----                    ----------  ---------- -------- ---------- --------- -----------
Don Tyson...............      --        --          --        --          --          --
John H. Tyson...........  150,000       3.2%     $15.00   9/28/06   $ 915,500 $ 2,134,500
Wayne Britt.............  125,000       2.6%     $15.00   9/28/06   $ 763,750 $ 1,778,750
Donald E. Wray..........      --        --          --        --          --          --
Greg W. Lee.............   80,000       1.7%     $15.00   9/28/06   $ 488,800 $ 1,138,400

--------
(1) These shares were granted with respect to the Company's Class A Common Stock for a seven-year period beginning as of September 28, 1999. The options do not qualify as "incentive stock options" under the Internal Revenue Code. The exercise price of $15.00 was the fair market value of the Class A Common Stock on the date of the grant. Vesting at 33 1/3% begins on September 28, 2002, the end of the third year, and continues at 33 1/3% for each subsequent year until all shares are vested on September 28, 2004. Options not exercised expire on September 28, 2006. Unvested options are forfeited upon termination of employment.
(2) As required by Securities and Exchange Commission rules and regulations, potential realizable values are based on the assumption that the Class A Common Stock price appreciates at the annual rate shown compounded annually from the date of grant until the end of the seven year option term and is not intended to forecast appreciation in stock price. Tyson's stock price at the end of the seven year term based on a 5% annual appreciation would be $21.11; and on a 10% annual appreciation would be $29.23.

                         OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the named executives concerning unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       Number
                                              of Securities Underlying
                                                 Unexercised Options      Value of Unexercised
                                                      at FY-end           In-the-Money Options
                                                     Unexercised              at FY-end(1)
                                              ------------------------- -------------------------
                           Shares
                         Acquired on  Value
 Name                     Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
 ----                    ----------- -------- ----------- ------------- ----------- -------------
Don Tyson...............     --        --          --            --           --           --
John H. Tyson...........     --        --       23,250       220,500      $42,926     $260,955
Wayne Britt.............     --        --       26,250       230,000      $48,311     $248,120
Donald E. Wray..........     --        --       22,500       183,750      $42,788     $ 61,181
Greg W. Lee.............     --        --       22,500       177,500      $40,980     $186,245

--------
(1) Amounts represent the market value $16.375 less the exercise or base price for all shares underlying unexercised options as of October 2, 1999.

Director Compensation

  Neely E. Cassady, Fred S. Vorsanger, Lloyd V. Hackley, Shelby D. Massey, Joe
F. Starr and Jim Kever, outside directors serving on the Board, receive an annual retainer of $30,000, while Don Tyson, Wayne Britt, John H. Tyson, Leland E. Tollett, Barbara A. Tyson, Donald E. Wray and Gerald M. Johnston, directors who are also employees or consultants of the Company, receive $2,500 per regular quarterly meeting. Outside directors are compensated at the rate of $1,000 per day for time spent on board-related activities.

Arrangements Upon Termination of Employment

  The Company and Don Tyson executed an employment contract on August 1, 1997, providing for his active employment through December 31, 1999, which employment is automatically extended for successive one year periods thereafter, unless terminated by either the Company or Mr. Tyson upon proper notice. The annual salary under this contract is a minimum of $600,000 per annum, a reduction from a minimum of $720,000 per annum under a prior employment contract. If Mr. Tyson becomes disabled while serving as an employee of the Company, he would be entitled to an annual salary during the period of such disability in an amount equal to one-half of his average total compensation (salary, bonuses and payments relating to travel and entertainment) (the "Average Annual Compensation") for the three years immediately prior to the date of his disability. In the event of his death while serving as an employee of the Company, annual payments would be made to his heirs for a period of ten years in an amount equal to (i) 50% of his Average Annual Compensation for the three years immediately prior to the date of his death, or (ii) if Mr. Tyson dies while receiving disability payments, the amount of his annual disability benefits. The death and disability benefits are funded by life insurance paid for by the Company of which it is also the sole beneficiary. Upon Mr. Tyson's retirement from active employment, he will receive, for the remainder of his life, annual compensation for certain advisory services he has agreed to perform in an amount equal to his disability benefits, calculated from the date of his retirement. The contract provides that the Company may not merge or consolidate with any other organization unless such organization expressly assumes the duties of the Company set forth in the contract. Accordingly, the contract could have the effect of deterring attempts to acquire control of the Company which involve such transactions and are opposed by Mr. Tyson.

  The Company and Donald E. Wray have entered into a contract which provides that he will continue to furnish advisory services to the Company for a period of up to ten years following the date of his retirement from full-time employment. In consideration for his advisory services, following Mr. Wray's retirement, Mr. Wray will receive $200,000 for the first five years and $100,000 for the next five years. The contract also provides for continued vesting of outstanding stock options and continuation of health benefits. In the event of Mr. Wray's death, (i) the above described benefits will be paid to his surviving spouse until her death at which time all benefits shall cease and (ii) all unexercised stock options issued to Mr. Wray will be purchased by the Company based upon the value of such options on the business day immediately succeeding his death. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company. Mr. Wray has announced his intention to retire in March 2000.

                       REPORT OF COMPENSATION COMMITTEE

  The Compensation Committee was comprised during fiscal 1999 of Messrs. Shelby D. Massey, Fred S. Vorsanger and Neely E. Cassady. The Compensation Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions relating to certain of the Company's compensation plans which require approval and administration solely by a committee comprised of "outside/disinterested directors." Effective November 18, 1994, the Committee approved the formation of the Compensation Subcommittee, comprised of Messrs. Vorsanger and Cassady, for the purpose of administering awards under the Company's performance-based compensation plans as required by Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 ("OBRA").

  The following is a report submitted by the above-listed committee members in their capacity as the Compensation Committee of the Board, addressing the Company's compensation policy as it related to executive officers for fiscal 1999.

Compensation Policy

  The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with (i) bonuses based upon corporate performance and individual initiatives and performance, (ii) equity-based compensation and (iii) incentive and deferred compensation.

  Measurement of corporate performance is primarily based on Company goals and industry performance levels. Accordingly, in years in which performance goals and industry levels are achieved or exceeded, executive compensation tends to be higher than in years in which performance is below expectations. Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

  In 1993, Congress enacted OBRA which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is "performance-based." OBRA is not expected to have an impact or result in the loss of a deduction with respect to cash compensation paid to the Company's executives during the last fiscal year. With respect to stock-based compensation, the Company's Amended and Restated Nonstatutory Stock Option Plan takes advantage of an exemption from OBRA for stock option grants.

Performance Measures

  In evaluating annual executive compensation, the Compensation Committee subjectively considers a number of factors including earnings, return on assets, return on invested capital, sales growth and total return to shareholders. These factors are compared with problems and advantages (both external and internal) that are unique to the industry, performance in prior years and performance of other companies in the industry. In fiscal 1999, approximately 88% of the Company's revenues were derived from the sale of poultry and poultry products. Accordingly, the Company believes that its performance should be compared to that of other companies that are primarily poultry or poultry-product oriented to evaluate management performance. Therefore, the Company compares its performance against a peer industry group currently consisting of Cagle's, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., and WLR Foods, Inc. Although there are other producers of poultry and poultry products, the Compensation Committee believes that the percentage of poultry sales to total sales of the foregoing group more closely represents that of the Company.

Fiscal 1999 Compensation

  For fiscal 1999, the Company's executive compensation program consisted of
(i) base salary, adjusted from the prior year, (ii) cash bonuses, (iii) matching contributions to incentive and deferred compensation plans, (iv) stock option grants under the Company's Nonstatutory Stock Option Plan, and
(v) contributions under the Company's broad-based Employee Stock Purchase Plan and Retirement Savings Plan which are fixed as a percentage of employee participant contributions.

Base Salary

  Executives' base salaries are reviewed periodically to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility. The Compensation Committee believes that the base salaries of the Company's executive officers as a whole are comparable with the base salaries of other persons similarly situated.

Cash Bonuses

  Cash bonuses have historically been awarded to executive officers and other members of management from a bonus pool determined annually by management and approved by the Compensation Committee. The amount of the bonus pool has been based upon a subjective determination after considering a number of factors including attainment of performance goals, prior year's performance, performance of the peer industry group, general economic conditions, the relative mix between cash and long-term compensation, and the desire to reward and retain a sound management team.

  Fiscal 1999 was a year of reorganization as the Company attempted to better identify, develop and execute strategic objectives around its markets. The Company continued to divest non-core businesses which is expected to have positive impacts on future results; however, certain events occurring during fiscal 1999 adversely affected the ability of the Company to achieve its performance goals. Oversupply in the domestic chicken market in the latter part of the fiscal year, adverse market conditions for the Company's swine business, and instability in the international marketplace presented significant challenges for management and adversely affected financial results. After balancing the Company's performance, challenges and achievements in fiscal 1999 with the importance of rewarding and retaining a sound management team for the future, the Compensation Committee, upon the advice and recommendation of the Chairman and the Chief Executive Officer, subjectively determined to award cash bonuses to management.

  The Company has instituted a new bonus plan for fiscal year 2000. The new bonus plan is based upon a "balanced scorecard" management approach. Under this approach, division scorecards, which relate to the specific operations and goals of each division, and a corporate scorecard, which better reflects corporate targets and key business objectives, have been developed. The primary objective of this new bonus plan is to provide management a clearer connection between business results and individual rewards. In fiscal 2000 management will be rewarded on a scale of targeted bonuses based upon corporate and divisional achievement of goals together with an additional discretionary component.

Stock-Based Compensation

  The Compensation Committee approves long-term compensation from time to time in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options are an effective incentive for executives and managers to create value for shareholders since the value of an option bears a direct relationship to appreciation in the Company's stock price. The determination of whether to grant stock options, whether on an aggregate or individual basis, has been delegated to and is in the discretion of the Compensation Subcommittee. In making such determination, the Compensation Subcommittee reviews the Company's performance as determined by the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of option grants in prior years, individual performance and potential contribution to the Company. Based upon these factors and the recommendation of the Chairman and the Chief Executive Officer, the Compensation Subcommittee, during fiscal 1999, granted options to purchase a total of 4,722,500 shares of Class A Common Stock to executive officers and managers at an exercise price of $15.00 per share, which equaled the fair market value of the stock on the date of grant. (Such options were not Incentive Stock Options under the Internal Revenue Code which means that the officers will have to pay taxes upon the exercise of the options and the Company will receive a corresponding tax deduction.) In light of previous grants and existing compensation levels, the Committee did not deem it appropriate to grant options to Mr. Don Tyson and Mr. Donald E. Wray as described in the Summary Compensation Table. The Committee did not award any restricted shares of Class A Common Stock under the Company's Restricted Stock Bonus Plan.

Senior Chairman, Chairman and CEO Compensation

  The general approach used in setting the base compensation for Don Tyson, the Company's Senior Chairman, John H. Tyson, the Company's Chairman, and Wayne Britt, the Company's Chief Executive Officer, has been to provide compensation which is comparable and competitive with that of other companies of similar size, while encouraging and rewarding corporate performance in line with the interests of shareholders.

  Effective fiscal 1995, the Compensation Subcommittee (with the approval of the shareholders of the Company) adopted the Senior Executive Performance Bonus Plan to comply with the provisions of OBRA. The performance-based plan provides that participants thereunder are entitled to receive a pro-rata percentage of a

"bonus pool" to be funded up to an annual aggregate maximum amount in any fiscal year equal to 1% of the Company's pre-tax income (as defined in the plan) for the fiscal year plus 0.5% of the increase in pre-tax income over the previous fiscal year. The Compensation Subcommittee retains full discretion to reduce or eliminate bonus payments otherwise payable under the Senior Executive Performance Bonus Plan.

  The only participants under the Senior Executive Performance Bonus Plan during fiscal year 1999 were Don Tyson, John H. Tyson and Wayne Britt. Based upon Messrs. Tyson's, Tyson's and Britt's pro-rata percentage of the bonus pool, the Compensation Subcommittee has determined that they would have been eligible for a cash bonus in fiscal 1999 of $2,908,843, $1,586,641 and $793,321, respectively. Based in part on such eligibility, the Compensation Subcommittee awarded Messrs. Tyson, Tyson and Britt bonuses of $310,000, $375,000 and $350,000, respectively.

Summary

  The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 1999 adequately reflect the Company's compensation goals and policies.

                                          Fred S. Vorsanger*
                                          Neely E. Cassady*
                                          Shelby D. Massey

*Members of Compensation Subcommittee

                              COMPANY PERFORMANCE

  The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 composite index and an index of peer companies selected by the Company.


                           Base         Years Ending
                          Period
Company Name /Index       Sep 94   Sep 95    Sep 96    Sep 97   Sep 98    Sep 99
--------------------------------------------------------------------------------
TYSON FOODS INC -CLA       100     112.36     112.13   148.39   126.51    105.27
S&P 500 INDEX              100     129.74     156.12   219.27   239.11    305.59
PEER GROUP                 100      91.23      93.50   129.84   146.38    105.49


                               ----------------

                     Source: S&P Compustat Services, Inc.

  The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1994.

  The above graph compares the performance of the Company with that of the S&P 500 Composite, and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Cagle's, Inc., Golden Poultry Company, Inc., Hudson Foods, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., and WLR Foods, Inc.; however, 1998 and 1999 do not include Golden Poultry Company, Inc. which was acquired by Gold Kist, Inc. in October 1997, and Hudson Foods, Inc., which was acquired by the Company in January 1998. These companies were approved by the Compensation Committee.

                             CERTAIN TRANSACTIONS

  The Company has historically engaged in lease agreements and other transactions with various of its executive officers, directors and their affiliates. The following summarizes such transactions in excess of $60,000 to which the Company was a party during fiscal 1999. The Company anticipates that it will continue to engage in similar transactions with such persons in the future. All new and any renewed related party transactions are reviewed by the Special Committee.

Loans

  During fiscal 1999, other than for ordinary travel and expense payments, the Company has made no loans or advances to any of its executive officers, directors or affiliates.

Other Transactions

  The following list is a summary of transactions between the Company and its executive officers, directors, nominees, principal shareholders and other related parties. Most of the farm leases are for specialized swine farrowing and rearing facilities. Because of the specialized nature of the Company's business, certain investors, some of whom are directors and executive officers, have agreed to build swine or poultry facilities designed to meet the Company's particular requirements. These facilities are generally leased for terms not exceeding five years with renewal options in favor of the Company. The Company anticipates that it will continue such leases under terms of the respective renewal options.

  1. During fiscal 1999, the Company leased certain farms from the following with aggregate lease payments as follows: (i) Don Tyson, $675,950; (ii) a partnership of which John H. Tyson and the Estate of Randal Tyson are partners, $336,000; (iii) entities in which Joe F. Starr and the children of Don Tyson, including John H. Tyson, are partners or owners, $1,127,080; (iv) the Tyson Children Partnership, of which John H. Tyson is a partner, $540,000;
(v) Estate of Randal Tyson, $120,000; (vi) Estates of John and Helen Tyson, of which Don Tyson is executor, $30,000; (vii) Leland E. Tollett, $224,135;
(viii) certain entities controlled by Joe F. Starr, $105,500; (ix) Gerald M. Johnston, $394,628; and (x) an entity owned in part by Wayne Britt, $504,000.

  2. The Company has an aircraft operation agreement with the Estates of John and Helen Tyson on a month-to-month basis with aggregate payments of $230,592 for fiscal 1999.

  3. During fiscal 1999, the Company had a contract for swine growout services with a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners with aggregate payments of $148,320.

  4. A subsidiary of the Company, Cobb-Vantress, Inc., has a contract for a breeder hen Research and Development farm with Leland E. Tollett with aggregate payments of $624,077 during fiscal 1999.

  5. Certain persons, including some executive officers and directors, are engaged in poultry and swine growout operations whereby these persons purchase from the Company baby chicks, feeder pigs, feed, veterinary and technical services, supplies and other related items necessary to grow these livestock to market age, at which time they are sold either to the Company or to unrelated parties. For fiscal 1999, the purchases from the Company of the above-enumerated items, which were at fair market value, by such persons were:
Don Tyson, $6,311,080; Joe F. Starr, $1,591,210; Barbara A. Tyson, $949,737;
and John H. Tyson, $1,577,922.

  6. During fiscal 1999, the Company had contracts for poultry growout services with (i) a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners with aggregate payments of $159,532; and (ii) an entity owned by Gerald M. Johnston with aggregate payments of $74,657.

  7. The Company previously entered into an agreement, which was amended effective October 1, 1997, with entities of which Don Tyson is a principal, with respect to the operation of a waste water treatment plant which is located adjacent to and services the Company's chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $3,061,924 for fiscal 1999 pursuant to such agreement. Additionally, the Company has entered into an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a processing facility in Springdale, Arkansas, with aggregate payments by the Company of $2,184,508 for fiscal 1999 pursuant to such agreement.

  8. During fiscal 1999, the Company leased office and warehouse space from entities in which Joe F. Starr and the children of Don Tyson, including John
H. Tyson, are partners or owners, with aggregate lease payments of $186,000.

                 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

  The Company's directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

  Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year, all filing requirements applicable to directors and executive officers have been complied with.

                            AUDITORS TO BE PRESENT

  A representative of Ernst & Young LLP, the Company's auditors for fiscal 1999 and the current year, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders (the "2001 Annual Meeting") must be received by the Company on or before August 16, 2000, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

  Additionally, the Company's bylaws provide that for a shareholder proposal to be brought before and considered at an annual meeting by a shareholder proponent (the "Proponent"), such Proponent must provide, deliver or mail notice thereof to the Secretary of the Company at the principal executive office of the Company (and such Secretary must receive such notice) not less than 75 days nor more than 100 days prior to the date of such annual meeting. For such provision to be effective, the Company must have provided notice to shareholders, or otherwise publicly disclose, the date of the annual meeting at least 85 days in advance thereof. If no notice or public disclosure is made by the Company within that time frame, the Proponent's notice to be timely received must be received not later than the close of business on the 10th day following the day on which notice of the meeting is actually mailed to shareholders or public disclosure of the meeting date is actually made. The actual date of the Company's 2001 Annual Meeting has not yet been determined. The Company anticipates that public disclosure of the date of the 2001 Annual Meeting will be made in the Company's Quarterly Report on Form 10-Q for the third quarter of fiscal 2000, which report will be filed with the Securities and Exchange Commission in August 2000.

                           EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone, telegraph or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

                       ADDITIONAL INFORMATION AVAILABLE

  UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY'S 1999 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF NOVEMBER 30, 1999, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY.

                                 OTHER MATTERS

  So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

  SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO VOTE BY INTERNET, TELEPHONE OR MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          R. Read Hudson
                                          Secretary

December 15, 1999

                               TYSON FOODS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF SHAREHOLDERS, JANUARY 14, 2000

        The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) Don Tyson and Joe F. Starr, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on January 14, 2000, at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the transaction of the following business:

        1. To fix the number of directors for the ensuing year at thirteen (13) and to elect thirteen (13) directors:

            01-Don Tyson, 02-John H. Tyson, 03-Wayne Britt, 04-Joe F. Starr, 05-Neely E. Cassady, 06-Fred S. Vorsanger, 07-Leland E. Tollett, 08-Shelby D. Massey, 09-Jim Kever, 10-Barbara A. Tyson,
            11-Lloyd V. Hackley, 12-Donald E. Wray, 13-Gerald M. Johnston

        2. To consider and act upon a shareholder proposal recommending that the Board of Directors take all steps necessary to recapitalize the Company's equity structure to result in one share, one vote for all outstanding stock of the Company.

        3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                          (Continued on reverse side)

------------------------------------------------------------------------------------------------------------------------------------
[X] Please mark your
    votes as in this                                                                                            |__  2534
    example.

    UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE NAMED
NOMINEES.

                  FOR   WITHHOLD                                                                          FOR    AGAINST   ABSTAIN
1. Election of                      2. A shareholder proposal recommending that the Board of Directors    [ ]      [ ]       [ ]
   Directors      [ ]     [ ]          take all steps necessary to recapitalize the Company's equity structure to result in one share, one vote for all outstanding stock of the Company.

If you wish to withhold authority   3. To consider and act upon such other business as may properly come
to vote for any nominee(s), list       before the Annual Meeting and any adjournments or postponements
such nominee(s) name(s) below.         thereof.

---------------------------------

                                                I PLAN TO ATTEND THE MEETING. [ ]

                                                        (The signature(s) should be exactly as the name appears at left.
                                                        If stock is in the name of (i) two or more persons, each should sign;
                                                        (ii) a corporation, the president or other authorized officer should sign;
                                                        (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)

                                                        Please sign, date and return this proxy as soon as possible.

                                                        -------------------------------------------------------------------------
                                                                SIGNATURE                                       DATE

                                                        -------------------------------------------------------------------------
                                                                SIGNATURE                                       DATE
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

                               TYSON FOODS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF SHAREHOLDERS, JANUARY 14, 2000

        The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) Don Tyson and Joe F. Starr, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on January 14, 2000, at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the transaction of the following business:

        1. To fix the number of directors for the ensuing year at thirteen (13) and to elect thirteen (13) directors:

            01-Don Tyson, 02-John H. Tyson, 03-Wayne Britt, 04-Joe F. Starr, 05-Neely E. Cassady, 06-Fred S. Vorsanger, 07-Leland E. Tollett, 08-Shelby D. Massey, 09-Jim Kever, 10-Barbara A. Tyson,
            11-Lloyd V. Hackley, 12-Donald E. Wray, 13-Gerald M. Johnston

        2. To consider and act upon a shareholder proposal recommending that the Board of Directors take all steps necessary to recapitalize the Company's equity structure to result in one share, one vote for all outstanding stock of the Company.

        3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                          (Continued on reverse side)

------------------------------------------------------------------------------------------------------------------------------------
[X] Please mark your
    votes as in this                                                                                            |__  2535
    example.

    UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE NAMED
NOMINEES.

                  FOR   WITHHOLD                                                                          FOR    AGAINST   ABSTAIN
1. Election of                      2. A shareholder proposal recommending that the Board of Directors    [ ]      [ ]       [ ]
   Directors      [ ]     [ ]          take all steps necessary to recapitalize the Company's equity structure to result in one share, one vote for all outstanding stock of the Company.

If you wish to withhold authority   3. To consider and act upon such other business as may properly come
to vote for any nominee(s), list       before the Annual Meeting and any adjournments or postponements
such nominee(s) name(s) below.         thereof.

---------------------------------

                                                I PLAN TO ATTEND THE MEETING. [ ]

                                                        (The signature(s) should be exactly as the name appears at left.
                                                        If stock is in the name of (i) two or more persons, each should sign;
                                                        (ii) a corporation, the president or other authorized officer should sign;
                                                        (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)

                                                        Please sign, date and return this proxy as soon as possible.

                                                        -------------------------------------------------------------------------
                                                                SIGNATURE                                       DATE

                                                        -------------------------------------------------------------------------
                                                                SIGNATURE                                       DATE
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE